Exhibit 5.1



                                 August 27, 2001

LifeCell  Corporation
1  Millennium  Way
Branchburg,  NJ  08876

Dear  Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,209,211 shares of common stock (the "Shares"), par value $.01 per share, of LifeCell Corporation, a Delaware corporation (the "Company") including (i) 3,125,000 Shares which are currently issued and outstanding (the "Outstanding Shares") and (ii) 2,084,211 Shares which are issuable upon exercise of currently outstanding options and warrants (the "Issuable Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, (i) the Outstanding Shares have been duly authorized, validly issued, fully paid and non-assessable and (ii) the Issuable Shares have been duly authorized and when issued in accordance with the terms and conditions of such outstanding securities (including the due payment of any exercise price thereof specified in such securities) will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section  7  of  the  Act.

                                 Very  truly  yours,

                                 LOWENSTEIN  SANDLER  PC


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